UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2007

FLUID MEDIA NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52118	20-5153378
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5813-A Uplander Way
Culver City, California		90230
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 665-9878

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

William Stephney

On May 1, 2007, William Stephney was appointed as a member of the Board of Directors of Fluid Media Networks, Inc., a Delaware corporation, or Fluid Media or the Company.

William Stephney, age 45, is the founder of Stepsun Music (founded in 1992), a joint venture initially with Tommy Boy Records and later with Interscope Records. Mr. Stephney is also the founder of Joseph Media, a production and consulting firm specializing in media and telecommunications, with clients including Berenson & Company, the U.S. Department of Health & Human Services, Platinumtel Wireless, MTV Networks, Chris Rock Productions and the Institute For American Values. In 1989, Mr. Stephney served as the President of Def Jam Records and was key to the career development of LL Cool J, the Beastie Boys, Public Enemy, Slick Rick and 3rd Bass. Mr. Stephney is a former trustee of the National Urban League and served on the board of directors for the National Fatherhood Initiative. In 2006, Mr. Stephney was inducted into the Minority Media Telecommunications Council Hall of Fame.

At the present time, there is no material compensatory plan, contract or arrangement (whether or not written), of the Company as to which Mr. Stephney participates or is a party.

Dragan Kovacevic

On May 1, 2007, Dragan Kovacevic commenced serving as the Chief Information Officer of Fluid Media.

Dragan Kovacevic, age 49, joined the Company in March 2007 as the Director of Technology. Mr. Kovacevic is a Software Architect and Developer with more than 20 years of professional experience in managing software and IT Operations.  From September 2005 to prior to joining the Company, Mr. Kovacevic was an Architect Consultant for the Microsoft Consulting Services division where he was responsible for a broad range of solution architecture and design functions as well as software development and delivery.  From 2001 to 2005, he was the Director of Software Development and Chief Information Officer at Edulink Systems Inc., where he was responsible for developing and implementing various efficiency-related IT infrastructural initiatives.  Mr. Kovacevic was the Software Development Architect lead for Pearson Education from 1993 to 2001.  Mr. Kovacevic received a Bachelor of Science and Masters degree in electrical engineering from the University of Zagreb.

Pursuant to an employment agreement, dated March 9, 2007, by and between the Company and Mr. Kovacevic, Mr. Kovacevic serves as the Chief Information Officer of the Company, effective May 1, 2007, or the Effective Date. Under his employment agreement, Mr. Kovacevic’s compensation is $142,500 per year, payable bi-monthly, and he is also eligible for a bonus of up to 25% of such annual compensation, the terms of which will be mutually determined within 60 days following the Effective Date. Under his employment agreement, Mr. Kovacevic shall also be granted 100,000 stock options provided at the highest discount permitted by law and approved by the auditors. Mr. Kovacevic shall also receive a relocation reimbursement of up to $3,000.

Mr. Kovacevic’s employment may be terminated by either Mr. Kovacevic or the Company at any time, and for any reason or for no reason. In the event that Mr. Kovacevic’s employment with the Company is terminated without cause, he will be entitled to receive a severance payment in the amount equal to three months of his annual salary in exchange for providing transitional management support during the three month period following his termination.

During his employment with the Company, Mr. Kovacevic has agreed under the employment agreement not to do anything to compete with the Company’s present or contemplated business, nor to plan or organize any competitive business activity. Mr. Kovacevic has also agreed not enter into any agreement, which conflicts with his duties or obligations to the Company. Mr. Kovacevic will not during his employment or within one (1) year after it ends, without the Company's express written consent, directly or indirectly solicit or encourage any employee, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 7, 2007	FLUID MEDIA NETWORKS, INC.
	By:	/S/ JUSTIN F. BECKETT
Justin F. Beckett
President, Chief Executive Officer and Chairman

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